Exhibit 99.2

News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Lisa Ewbank Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: July 25, 2003 6:30 a.m. PDT

QUANTUM CORPORATION SELLS $160 MILLION OF 4.375% CONVERTIBLE

SUBORDINATED NOTES DUE 2010

SAN JOSE, Calif., July 25, 2003—Quantum Corporation (NYSE:DSS) announced today that it agreed to privately place $160 million aggregate principal amount of 4.375% convertible subordinated notes due 2010. Quantum has granted the purchasers of the notes a 30-day option to purchase up to an additional $24 million principal amount of the notes. The notes will be unsecured subordinated obligations, convertible into Quantum common stock at a conversion price of approximately $4.35 per share. The placement of the notes is expected to close on July 30, 2003.

The net proceeds of the offering will be used to redeem Quantum’s 7% convertible subordinated notes due 2004.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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